Exhibit 4.40

CONFORMED COPY

AICF facility agreement
Asbestos Injuries Compensation Fund Limited
ACN 117 363 461 in its capacity as trustee of the Charitable Fund established under a trust deed dated 7 April 2006 (as amended and restated) between it as trustee and James Hardie Industries SE as settlor
ABN 60 Pty Limited (under NSW administered winding up)
ACN 000 009 263
Amaca Pty Ltd (under NSW administered winding up)
ACN 000 035 512
Amaba Pty Ltd (under NSW administered winding up)
ACN 000 387 342
The State of New South Wales
Gilbert + Tobin
2 Park Street
Sydney NSW 2000
Australia
GPO Box 3810
Sydney NSW 2001
T +61 2 9263 4000
F +61 2 9263 4111
DX 10348 SSE
www.gtlaw.com.au

Gilbert + Tobin	Mallesons conformed copy 10622426_1

7.1 Tax	9
7.2 GST	9
8 Expenses	9
8.1 Expenses	9
9 Representations and warranties	10
10 Undertakings	10
10.1 Performance under Transaction Documents	10
10.2 General positive undertakings	10
10.3 General negative undertakings	12
10.4 Trust undertakings	12
10.5 Undertakings relating to Insurance Policies	13
11 Events of default	14
11.1 Effect	14
11.2 Events of Default	14
12 Guarantee	17
12.1 Guarantee	17
12.2 Payment	17
12.3 Securities for other money	17
12.4 Amount of Amount Outstanding	17
12.5 Avoidance of payments	17
12.6 No obligation to marshal	18
12.7 Non-exercise of Guarantors’ rights	18
12.8 Principal and independent obligation	18
12.9 Suspense account	19
12.10 Unconditional nature of obligations	19
12.11 No competition	21
12.12 Continuing guarantee	22
12.13 Variation	22
13 Indemnities	22
13.1 General indemnity	22

Gilbert + Tobin	Mallesons conformed copy 10622426_1

13.2 Continuing indemnities and survival of indemnities	22
13.3 Payment	23
14 General	23
14.1 Notices	23
14.2 Governing law	24
14.3 Jurisdiction	24
14.4 Invalidity	24
14.5 Amendments and Waivers	24
14.6 Cumulative rights	25
14.7 Non-merger	25
14.8 Further assurances	25
14.9 Supersedes previous agreements	25
14.10 Assignment	25
14.11 Consents	26
14.12 Counterparts	26
14.13 Authorisations	26
15 Limitation of liability	26
15.1 Capacity	26
15.2 Limitation of liability	26
15.3 Waiver of rights	26
15.4 Qualifications to limit	27
15.5 Right of indemnity out of assets of the Charitable Fund	27
Schedule 1 — Dictionary	28
Schedule 2 — Condition precedent certificate	37
Schedule 3 — Drawdown notice	38
Schedule 4 — Warranties	39
Schedule 5 — Insurance Policies	42
Execution page	43

Gilbert + Tobin	Mallesons conformed copy 10622426_1

Date: 9 December 2010
Parties
1	Asbestos Injuries Compensation Fund Limited ACN 117 363 461 (AICF) in its capacity as trustee of the Charitable Fund established under a trust deed dated 7 April 2006 (as amended and restated) between it as trustee and James Hardie Industries SE as settlor, of Level 7, 233 Castlereagh Street, Sydney, New South Wales (Borrower)

2	ABN 60 Pty Limited (under NSW administered winding up) ACN 000 009 263, of Level 7, 233 Castlereagh Street, Sydney, New South Wales (ABN 60)

3	Amaca Pty Ltd (under NSW administered winding up) ACN 000 035 512, of Level 7, 233 Castlereagh Street, Sydney, New South Wales (Amaca)

4	Amaba Pty Ltd (under NSW administered winding up) ACN 000 387 342, of Level 7, 233 Castlereagh Street, Sydney, New South Wales (Amaba)

5	The State of New South Wales, of c/- The NSW Treasury, Level 27, Governor Macquarie Tower, 1 Farrer Place, Sydney, New South Wales (Lender)

Recitals

1	Each Obligor has requested that the Lender provide financial accommodation to the Borrower to assist the Borrower in paying when due, among other things, Personal Asbestos Claims and Marlew Claims.

2	The Lender has agreed to do so subject to the terms of this document.

3	The Commonwealth of Australia has provided, or is to provide, funding to the Lender in a principal amount equal to half of the Commitment (as at the date of this document) to assist the Lender in making the Facility available to the Borrower.

The parties agree
1 Defined terms and interpretation

1.1 Definitions in the Dictionary

A term or expression starting with a capital letter:
(a)	which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary;

(b)	which is defined in the AFFA, but is not defined in the Dictionary, has the meaning given to it in the AFFA;

(c)	which is defined in the Corporations Act, but is not defined in the Dictionary or the AFFA, has the meaning given to it in the Corporations Act; and

(d)	which is defined in the GST Law, but is not defined in the Dictionary, the AFFA or the Corporations Act, has the meaning given to it in the GST Law.
1.2	Interpretation

The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this document.

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2	The facility

2.1	Amount

Subject to the terms of this document, the Lender agrees to make available to the Borrower during the Availability Period, a cash advance facility to draw Advances up to a total amount not exceeding the Commitment.

2.2	Purpose

The Borrower must use an Advance only for an Approved Purpose.

2.3	Availability

The Undrawn Commitment is cancelled at 5.00 pm on the last day of the Availability Period.

2.4	Quarterly and ad-hoc drawdowns

Subject to the terms of this document and the satisfaction or waiver of all applicable conditions precedent, the parties currently intend that:
(a)	in relation to the First Period, one Advance (if and as necessary) be made after the date the AFFA Amending Deed has come into force in accordance with clause 2.2 of that deed in the amount of the Shortfall Amount (if any) for the First Period; and

(b)	in relation to each of the 9 Periods following the First Period, up to four Advances (if and as necessary) be made with the first such Advance to be made on or about the Review Date that is the first day of that Period and each subsequent Advance to be made on or about the date that is 3 months after that Review Date, each Advance to be in the amount of 25% (or such other percentage agreed by the parties) of the Shortfall Amount (if any) for that Period; and

(c)	additional Advances may be made during the Availability Period on an ad hoc basis as and when necessary in an amount based on the actual shortfall (if any) of the cash amount available to the Obligors on a consolidated basis for the relevant Period (being a Period during the Availability Period and, for the avoidance of doubt, after taking into account any Advance made in respect of that Period) in order to meet the Approved Purpose in that Period.
2.5	Discretionary uplift

The Lender may, in consultation with the Borrower, increase the amount of any Advance above the amount contemplated by clause 2.4 by an amount (Uplift Amount) acceptable to the Lender in order to reduce the likelihood of the need to make ad hoc Advances as contemplated by clause 2.4(c). The Lender is not obliged to do so.
3	Conditions precedent

3.1	AFFA Amending Deed Condition

The Lender must not make the Facility available or provide any Advance unless the AFFA Amending Deed has come into force in accordance with clause 2.2 of that deed.

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3.2	Conditions
The Lender is not obliged to make the Facility available unless the Lender is satisfied that the following conditions precedent are fulfilled or waived by the Lender:
(a)	Conditions precedent certificate: the Lender receives a certificate in the form of Schedule 2 for each Obligor which:
(i)	provides the details and annexures required by Schedule 2; and

(ii)	is dated no more than 5 days before the proposed first Drawdown Date;
(b)	Transaction Documents: the Lender receives originals of each Transaction Document, duly executed by all parties to them other than the Lender and, where applicable, in registrable form together with all executed documents necessary to register them;

(c)	other amendments: the Lender receives evidence that such amendments to the Transaction Legislation, each Trust Deed and any other relevant act, regulation, law, policy, trust deed, constitution or document (other than the AFFA under the AFFA Amending Deed) as are required by the Lender in connection with the Facility have been agreed and, where required, have been documented and have commenced (including that the James Hardie Former Subsidiaries (Winding Up and Administration) Amendment Act 2009 (NSW) has commenced);

(d)	legal opinions: the Lender receives a legal opinion from Baker & Mckenzie in relation to each Obligor and their obligations under the Transaction Documents and such other legal opinions as the Lender may reasonably require;

(e)	Registration: the Borrower provides evidence to the Lender that registration has been completed (or will be completed promptly after the Facility is made available) to ensure that each Transaction Document is valid, binding and enforceable except to the extent limited by equitable principles, statutes of limitation and applicable laws affecting creditors’ rights generally; and

(f)	other documents: each Obligor gives the Lender any other document or information which the Lender reasonably requires.
3.3	Conditions for each Advance

The Lender is not obliged to provide an Advance unless the Lender is satisfied that the following conditions precedent are fulfilled or waived by the Lender:
(a)	Drawdown Notice: the Borrower gives the Lender a Drawdown Notice for that Advance which satisfies clause 3.4;

(b)	Annual Actuarial Report: the Lender has received a copy of the most recent Annual Actuarial Report prepared in accordance with and as required by the AFFA including all forecast:
(i)	Personal Asbestos Claims;

(ii)	Marlew Claims; and

(iii)	recoveries under the Insurance Policies;
(c)	Accounts: the Lender has received a copy of the Accounts of each Obligor (other than the Borrower) and the consolidated Accounts for the Compensation Funds

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and their Controlled Entities on a consolidated basis for the most recent Financial Year ended prior to the proposed Drawdown Date for that Advance for which such Accounts have been prepared;

(d)	operating budget: the Lender has received a copy of the consolidated operating budget for the Obligors for the Financial Year that includes the proposed Drawdown Date for that Advance, including details of all anticipated costs, expenses, liabilities and receipts of, and of the cash and other funds available to, the Obligors;

(e)	Annual Payment: the Lender has received details of the Annual Payment determined immediately preceding the proposed Drawdown Date for that Advance or, if that Advance is to be made on a Review Date, the Annual Payment determined on that Review Date or on a date as otherwise agreed between the parties;

(f)	evidence as to Shortfall Amount: subject to clause 3.5, the Lender has received evidence of the liabilities falling within the Approved Purpose of the Facility which are likely to become due and payable in the Period to which that Advance relates and the funds projected to be available to the Obligors on a consolidated basis in that Period to meet those liabilities, in the form of a schedule of calculations, certified by two directors of the Borrower or a director and the chief executive officer of the Borrower, setting out the Shortfall Amount (if any) for that Period and the way in which it has been calculated;

(g)	no breach: as at the date the Drawdown Notice is given and as at the proposed Drawdown Date:
(i)	no Default has occurred which has not been remedied or waived; and

(ii)	all Warranties made by an Obligor under a Transaction Document are true and correct and not misleading with reference to the facts and circumstances current at that time;
(h)	Approved Actuary certification: either:
(i)	the Borrower delivers to the Lender signed confirmation from the Approved Actuary, or other evidence satisfactory to the Lender (acting reasonably), that the net present value of forecast recoveries from insurance policies stated in the Annual Actuarial Report (as taken into account in determining the Discounted Central Estimate) does not take into account any insurance policy that is not an Insurance Policy; or

(ii)	if that net present value was calculated taking into account any insurance policies other than the Insurance Policies, the Borrower delivers to the Lender a certification from the Approved Actuary of the net present value of forecast recoveries from the Insurance Policies only (as taken into account in determining the Discounted Central Estimate); and
(i)	other documents: each Obligor gives the Lender any other document or information which the Lender reasonably requires.
3.4	Requirements of Drawdown Notice

A Drawdown Notice:
(a)	written: must be in legible writing in the form of Schedule 3 and must specify the matters set out in that Schedule;

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(b)	signed: must be signed by 2 directors or a director and company secretary of the Borrower;

(c)	amount: must specify the amount of the Advance, which:
(i)	must not exceed the Undrawn Commitment; and

(ii)	must not exceed the sum of:
(A)	the relevant Shortfall Amount or, in the case of an Advance contemplated by clause 2.4(b), 25% (or such other percentage agreed by the parties, where the aggregate percentage for all such Advances in any Period must not exceed 100%) of the relevant Shortfall Amount; and

(B)	the Uplift Amount (if any);
(d)	Drawdown Date: must specify the Drawdown Date, which must be a Business Day during the Availability Period;

(e)	Warranty: must contain those warranties as set out in the form of Drawdown Notice in Schedule 3;

(f)	receipt: must be received by the Lender no later than 11.00 am on the Business Day that is 15 Business Days before the proposed Drawdown Date or a later time agreed in writing by the Lender; and

(g)	irrevocable: once given is irrevocable.
3.5	Form for calculation of Shortfall Amount

The Borrower may at any time submit to the Lender for the Lender’s approval a form for the schedule of calculations referred to in clause 3.3(f) for the calculation of the Shortfall Amount for any Period. A form so agreed by the Lender shall be the form which the Borrower shall use for the purposes of clause 3.3(f) until another form (if any) is agreed by the Borrower and the Lender.
4	Interest
4.1 Interest
(a)	Subject to clause 4.1(d), the Borrower must pay to the Lender interest on each Advance:
(i)	at the rate determined under clause 4.1(b) for each Interest Period for that Advance; and

(ii)	in arrears on each Interest Payment Date for that Advance.
(b)	The rate of interest for each Interest Period in respect of an Advance is the rate of interest per annum determined by the Lender to be the Base Rate for that Advance and Interest Period.

(c)	Interest:
(i)	accrues on a daily basis, including the first day but excluding the last day of the relevant Interest Period; and

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(ii)	is calculated on the basis of a 365 day year.
(d)	For the avoidance of doubt the Borrower may elect to defer the timing of any payment under clause 4.1(a)(ii) at any time and from time to time either in whole or in part by electing to capitalise the relevant amount of interest on its due date under clause 4.3.
4.2	Interest Periods
(a)	The first Interest Period for an Advance commences on its Drawdown Date and ends one month later;

(b)	each subsequent Interest Period for an Advance starts on the last day of the preceding Interest Period for that Advance and ends one month later;

(c)	an Interest Period which would otherwise end on a day which is not a Business Day instead ends on the following Business Day or on the immediately preceding Business Day if the Business Day is in another calendar month;

(d)	an Interest Period commencing on a date in a month where there is no corresponding date in the following month in which it would otherwise end, ends on the last Business Day of the later month; and

(e)	an Interest Period which would otherwise end after the Final Repayment Date instead ends on the Final Repayment Date.
4.3	Capitalisation

Interest that is not paid when due on any Interest Payment Date as a result of the Borrower electing to capitalise interest under clause 4.1(d) is to be capitalised on the relevant Interest Payment Date and so is added to the principal amount of the relevant Advance on and from that date. If interest is not paid by the Borrower on any Interest Payment Date the Borrower shall be taken to have elected to capitalise all interest due on that Interest Payment Date without the need for any notice to be delivered by the Borrower to the Lender.
5	Repayment, prepayment and cancellation
5.1 Repayment and prepayment
(a)	Subject to clause 5.1(c), the Obligors must, in each Period in which there is an Amount Outstanding, immediately upon receipt (or by direction to the payee in lieu of receipt) apply 100% of Available Proceeds in that Period (or, if less, the amount required at that time to repay the Amount Outstanding in full) in repayment of the Amount Outstanding, the intention of the parties being that the Amount Outstanding should be repaid in full as soon as possible.

(b)	On demand the Borrower must pay to each Liable Entity all amounts paid by the Liable Entity under clause 5.1(a) and indemnifies the Liable Entity against any loss, cost, liability or expense sustained or incurred as a direct or indirect consequence of any payment by the Liable Entity to the Lender under clause 5.1(a).

(c)	The Lender may, in its discretion, waive or postpone (in such manner and for such period as the Lender determines) the requirements of clause 5.1(a) at any time and from time to time either in whole or in part in order to ensure that the Obligors have sufficient funds available to them from time to time for them to be able to meet their operating expenses and liabilities that fall within the Approved Purpose. The Lender is not obliged to do so.

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(d)	The Borrower may prepay all or part of the Amount Outstanding at any time and from time to time without penalty.

(e)	Subject to the terms of this document (including clauses 3.3 and 3.4), the Borrower may, during the Availability Period borrow or reborrow, as a new Advance, an amount of an Advance (including capitalised interest) which it has repaid or prepaid under this document, if it is necessary in order to ensure that the Obligors have sufficient funds available to them for them to be able to meet their operating expenses and liabilities that fall within the Approved Purpose.

(f)	The Commitment shall not be reduced solely as a result of a full or partial repayment or prepayment of an Advance.

(g)	Without limiting its other payment obligations under the Transaction Documents, the Borrower must fully and finally repay to the Lender the Amount Outstanding on or before the Final Repayment Date.
5.2	Commitment
(a)	On each Review Date the Commitment shall be determined in accordance with this clause 5.2.

(b)	On each Review Date:
(i)	if the Valuation at the Review Date is greater than the Commitment at that date, the Commitment shall become the lesser of:
(A)	the Initial Commitment;

(B)	the Commitment as reduced by the Borrower under clause 5.2(c); and

(C)	the amount of the Valuation at the Review Date less any capitalised interest outstanding under this document at that date;
(ii)	if the Valuation at the Review Date is the same as the Commitment at that date, the Commitment shall not change; and

(iii)	if the Valuation at the Review Date is less than the Commitment at that date, the Commitment shall become the amount of the Valuation at the Review Date.
(c)	On giving to the Lender at least 5 Business Days’ notice, the Borrower may cancel all or part of the Undrawn Commitment at any time when:
(i)	there are no debts or monetary obligations actually or contingently owing under a Transaction Document at that time; and

(ii)	the board of directors of the Borrower is of the view that it appears reasonably likely that there will be sufficient funds available to it for all then present and future Payable Liabilities of the Liable Entities during the Availability Period to be paid in full as and when they fall due for payment, taking into account that cancellation in the Undrawn Commitment.
That notice and that cancellation in the Undrawn Commitment shall be irrevocable.

If the whole of the Commitment is cancelled in accordance with this clause 5.2(c), this document shall immediately terminate subject to its terms and the Lender undertakes, subject to the terms of the Security, to discharge the Security

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(including by providing a deed of release and appropriate ASIC forms in such form as the Obligors are entitled to require) and return any documents of title which the Lender holds to the Secured Property in accordance with clause 3 of the Security dated on or about the date of this document and equivalent provision in any other Security.
6	Payments
6.1	Payments by Obligor

A payment by an Obligor to the Lender under a Transaction Document must be made:
(a)	no later than 11.00 am on the due date for payment;

(b)	in Cleared Funds or bank cheque in Dollars; and

(c)	to the account specified by the Lender,
or in another manner which the Lender notifies the Obligor.
6.2	Amounts Payable on Demand

An amount payable under a Transaction Document is payable on demand by the Lender if it is not payable on a specified date.
6.3	Gross payments

Subject to clause 6.4, an Obligor must pay amounts which are payable by it under a Transaction Document unconditionally and in full without:
(a)	set-off or counterclaim; or

(b)	deduction or withholding for Tax or another reason, unless the deduction or withholding is required by applicable law.
6.4	Withholdings and Deductions

If an Obligor or another person is required to make a deduction or withholding from a payment to the Lender, the Obligor:
(a)	indemnifies the Lender against the amount of that deduction or withholding;

(b)	must pay more so that the Lender receives for its own benefit the full amount which it would have received if no deductions or withholdings had been required; and

(c)	must pay the full amount of the deduction or withholding to the appropriate Governmental Agency under applicable law, and deliver the original receipts to the Lender.
6.5	Allocation of Receipts

The Lender may allocate payments made by or on account of the Borrower toward any principal, interest or other money owing under a Transaction Document as it considers appropriate.

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7 Tax
7.1	Tax
(a)	Subject to clause 7.1(c), the Borrower must pay any Tax which is payable in respect of a Transaction Document (including in respect of the execution, delivery, performance, release, discharge, amendment or enforcement of a Transaction Document).

(b)	The Borrower must pay any fine, penalty or other cost in respect of a failure to pay any Tax described in clause 7.1(a) except to the extent that the fine, penalty or other cost is caused by the Lender’s failure to lodge money received from the Borrower within 10 Business Days before the due date for lodgement.

(c)	If the Lender transfers, assigns, novates, sub-participates or otherwise deals with its rights under this document, the Borrower’s liability under clauses 6.4 or 7.1(a) shall be that which it would have been had the transfer, assignment, novation or other dealing not taken place.

(d)	The Borrower indemnifies the Lender against any amount payable under clause 7.1(a) or 7.1(b).
7.2	GST
(a)	If GST is or will be imposed on a supply made under or in connection with a Transaction Document by the Lender, the Lender may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of GST on the supply:
(i)	increase the consideration otherwise provided for that supply under the Transaction Document by the amount of that GST; or

(ii)	otherwise recover from the recipient of the supply the amount of that GST.
(b)	The Lender must issue a Tax Invoice to the recipient of the supply no later than 10 Business Days after payment to the Lender of the GST inclusive consideration for that supply.

(c)	Where under any Transaction Document an Obligor is required to reimburse or indemnify the Lender for an amount, the Obligor will pay the relevant amount (including any sum in respect of GST) less any Input Tax Credit the Lender is entitled to claim in respect of that amount.
8 Expenses
8.1	Expenses
(a)	Each party is to meet its own costs, charges and expenses which relate to:
(i)	negotiating, preparing, signing and registering the Transaction Documents;

(ii)	arranging the Facility; or

(iii)	making an inspection, variation, attendance or calculation or giving an approval, consent or waiver under a Transaction Document.

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(b)	The Borrower must pay or reimburse all of the reasonable costs, charges and expenses of the Lender, its officers, agents, employees and consultants, which relate to:
(i)	any breach of a Transaction Document by an Obligor;

(ii)	enforcing a Transaction Document or preserving a right under a Transaction Document or releasing or discharging a Transaction Document.
(c)	Amounts under clause 8.1(b) include legal fees and disbursements and the fees of any actuaries, accountants or other professional advisers or consultants engaged by the Lender for those purposes.
9 Representations and warranties
(a)	Each Obligor represents and warrants to the Lender that each of the Warranties is true:
(i)	as at the date of this document;

(ii)	on the Drawdown Date for each Advance; and

(iii)	on each Interest Payment Date,
with reference to the circumstances existing at those dates.
(b)	Each Obligor acknowledges that the Lender has entered into this document and each other Transaction Document in reliance on the Warranties.

(c)	Each Warranty must be construed independently and is not limited by reference to another Warranty.

(d)	Each Obligor acknowledges that it has not entered into this document or any Transaction Document in reliance on any representation, warranty, promise or statement made by the Lender or another person on behalf of the Lender.
10 Undertakings
10.1	Performance under Transaction Documents

Each Obligor must comply with its obligations under the Transaction Documents in full and on time.
10.2	General positive undertakings

Each Obligor must:
(a)	corporate reporting: give to the Lender:
(i)	in the case of an Obligor other than the Borrower copies of its audited Accounts for each Financial Year as soon as they are available and, in any event, within 120 days of the end of each Financial Year;

(ii)	in the case of the Borrower copies of the audited consolidated Accounts for the Compensation Funds and their Controlled Entities for each Financial

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Year as soon as they are available and, in any event, within 120 days of the end of each Financial Year; and
(iii)	any additional financial information or other information the Lender may reasonably request promptly on request;
(b)	books and records: ensure that its books and records are prepared and kept properly in accordance with Accounting Standards;

(c)	inspection: allow the Lender and its professional advisers to inspect at reasonable times:
(i)	its books and records and to take copies of those books and records; and

(ii)	any property used or owned by it,

to determine whether it is complying with the Transaction Documents;
(d)	co-operate: co-operate fully with the Lender and its professional advisers conducting an inspection under clause 10.2(c), including giving full access to its premises and employees;

(e)	notice to Lender: promptly inform the Lender, and provide all relevant information required by the Lender:
(i)	if a Default occurs;

(ii)	if proceedings are commenced against it (other than in relation to a Personal Asbestos Claim or Marlew Claim);

(iii)	if an event occurs which could render void or voidable or otherwise adversely affect an Insurance Policy or if an Insurance Policy is cancelled; or

(iv)	of any trust where it has been, or will be, appointed trustee, or where it has, or will hold, property as a trustee, provided that notification has not been provided previously.
(f)	certificate: if the Lender requests, give the Lender a certificate signed by 2 directors or a director and company secretary of the Borrower stating that there are no matters to be notified to the Lender under clause 10.2(e);

(g)	maintain existence: maintain its corporate existence and conduct its business properly and efficiently;

(h)	comply with laws: comply with all laws (including the Transaction Legislation) binding on it and guidelines, directions, requests or requirements of a Government Agency (including directions given by the Borrower under the Transaction Legislation) binding on it;

(i)	comply with AFFA: in the case of the Borrower, comply with its obligations under the AFFA;

(j)	Commitment: ensure that at no time does the Loan (excluding capitalised interest) exceed the Commitment; and

(k)	Approved Actuary: in the circumstances referred to in clause 3.3(h) and in the definition of “Valuation” where a certificate is required from the Approved Actuary,

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use its best endeavours to ensure the Approved Actuary provides the relevant certificate as soon as possible each time it is required.
10.3	General negative undertakings

Unless the Lender otherwise agrees in writing, each Obligor must not:
(a)	merge: merge or consolidate with another entity or take steps to dissolve, administer, liquidate or wind-up (other than pursuant to the Transaction Legislation);

(b)	re-organise capital: buy or redeem its issued shares, reduce its capital, issue shares or distribute assets or other capital to its shareholders;

(c)	dividends: declare or pay a dividend or fix a time for payment of a dividend or otherwise distribute income to its shareholders;

(d)	acquire property: buy, start or operate a business or buy, lease or use any asset other than as contemplated by the AFFA or the Transaction Legislation;

(e)	dispose of assets: dispose of or deal with an asset except in the ordinary course of its ordinary business, whether by a single transaction or by a number of transactions;

(f)	book debts: dispose of an interest in a book debt or permit a set-off or combination of accounts other than by operation of law;

(g)	security interests: create, permit or allow to exist a Security Interest over an asset other than a Permitted Security Interest;

(h)	financial indebtedness: incur any Financial Indebtedness other than under the Transaction Documents or in the ordinary course of its ordinary business;

(i)	amendments: amend its constituent documents, any trust deed in relation to which it acts as trustee or the AFFA without the Lender’s prior written consent;

(j)	Guarantees: give a Guarantee other than in favour of the Lender;

(k)	financial accommodation: provide financial accommodation to any person (other than another Obligor).
10.4	Trust undertakings

If an Obligor enters into this document as trustee of a Trust the Obligor must ensure that, except with the Lender’s prior written consent:
(a)	no variation: the Trust Deed is not varied or revoked;

(b)	no resettlement: there is no resettlement, setting aside or transfer to any other trust, settlement or person or blending or mixing of the Trust’s property (other than as expressly permitted by the AFFA or the Transaction Legislation);

(c)	no new trustee: no other person is appointed trustee of the Trust;

(d)	vesting date: the latest date on which the Trust’s property must be distributed is not altered and the vesting date is not determined;

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(e)	restriction and limitations: there is no restriction or limitation on or derogation from its right of subrogation or indemnity (whether or not arising under the Trust Deed);

(f)	priority of lien: its lien over the Trust’s property has priority over the rights of the beneficiaries or the unitholders of the Trust (if any);

(g)	compliance: it complies with its trustee obligations under the Trust Deed and at law;

(h)	no retirement: it does not do anything which would cause or enable its removal, nor retire, as trustee of the Trust;

(i)	no distribution of capital: it does not make any distribution (except as expressly permitted by the AFFA or the Transaction Legislation) or vesting of the Trust’s capital;

(j)	exercise of indemnity: it exercises its right of indemnity from the Trust’s property and the beneficiaries or unitholders of the Trust (if any) so as to discharge its obligations under or in connection with the Transaction Documents;

(k)	maintain accounts: it prepares and maintains proper and adequate books of account in connection with the Trust’s property;

(l)	provide information: it gives to the Lender promptly any information that the Lender requests from time to time in relation to the Trust; and

(m)	no Encumbrances: it does not create, permit or allow to exist a Security Interest over the Trust’s property (except a Permitted Security Interest).
10.5	Undertakings relating to Insurance Policies
(a)	positive undertakings:
(i)	Each Obligor shall when requested from time to time by the Lender, provide the Lender with such information as the Lender requests (and if required by the Lender seek the relevant information from the insurers under Insurance Policies) concerning the Insurance Policies, including the ability of the Obligors or the Lender to have:
(A)	Insurance Policies noted with the interest of the Lender, with the Lender as an additional insured or with the Lender as loss payee; or

(B)	other irrevocable payment directions put in place so that proceeds of Insurance Policies can be paid direct to the Lender.
(ii)	Each Obligor shall promptly comply with any request of the Lender to effect, or assist the Lender in effecting, any of the matters set out in subparagraphs (i)(A) and (i)(B) above if the Lender at any time considers that effecting such matters is appropriate for its security.
(b)	negative undertakings: Unless the Lender otherwise agrees in writing, each Obligor must not, subject to clause 10.5(c):
(i)	do or permit anything which may render void or voidable or otherwise adversely affect any Insurance Policy; or

(ii)	cancel, vary settle or commute any Insurance Policy.

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(c)	permitted dealings:
(i)	Despite any other provision of the Transaction Documents an Obligor may, without the consent of the Lender:
(A)	commute, or agree to the commutation of, any Insurance Policy as part of a court approved scheme of arrangement for the relevant insurer;

(B)	commute, or agree to the commutation of, any Insurance Policy where the amount of the liability of the relevant insurer under the relevant Insurance Policy that is commuted does not exceed $10 million, provided that the total amount of all liabilities so commuted under subparagraph (A) or this subparagraph (B), together with the total amount of all claims settled or compromised under subparagraph (C), in each case in any Financial Year, does not exceed the lesser of (1) $50 million and (2) 50% of the Undrawn Commitment at the time of the relevant commutation, or agreement to do so; and

(C)	settle or compromise any claim under an Insurance Policy in the ordinary course of its business where the amount of the relevant claim that is settled or compromised does not exceed $10 million provided that the total amount of all claims so settled or compromised together with all liabilities commuted under subparagraph (A) or subparagraph (B), in each case in any Financial Year, does not exceed lesser of (1) $50 million and (2) 50% of the Undrawn Commitment at the time of the relevant settlement or compromise or agreement to do so.
(ii)	The Borrower shall provide written notice to the Lender of any commutation, settlement or compromise made, or agreed to be made, in respect of any Insurance Policy as soon as practicable after it is made, or it is agreed to be made.
11 Events of default
11.1	Effect

If an Event of Default occurs and subsists the Lender may by written notice to the Borrower do either or both of the following:
(a)	cancel the Commitment; or

(b)	declare that the Amount Outstanding is immediately due and payable in which case it shall be so, and the Borrower shall immediately pay the Amount Outstanding in full.
11.2	Events of Default

It is an Event of Default if, at any time:
(a)	failure to pay: an Obligor fails to pay or repay an amount due under a Transaction Document within two Business Days after the due date;

(b)	non-remediable failure: an Obligor fails to comply with another term expressed or implied in a Transaction Document and that failure is not remediable, in the opinion of the Lender acting in good faith;

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(c)	remediable failure: the Lender considers that the failure described in clause 11.2(b) is remediable, but the Obligors do not remedy the failure within 10 Business Days of the earlier of the date of the Lender’s request to one or more of the Obligors to remedy the same and the date when any Obligor becomes aware of its occurrence;

(d)	Authorisations: an Obligor fails to obtain an Authorisation necessary to enable it to comply with its obligations under the AFFA or a Transaction Document or that Authorisation ceases to be fully effective, and if this is remediable, the relevant Obligor does not obtain the relevant Authorisation or replacement Authorisation within 10 Business Days of the earlier of the date of the Lender’s request to the Obligor to do so and the date when any Obligor becomes aware of its occurrence;

(e)	misrepresentation: a warranty, representation or statement by an Obligor is or becomes false, misleading or incorrect in a material respect when made or regarded as made by it under a Transaction Document or under a document required by a Transaction Document, and if the circumstances giving rise to this are remediable, the relevant Obligor fails to remedy the same within 10 Business Days of the earlier of the date of the Lender’s request to one or more of the Obligors to remedy the same and the date when any Obligor becomes aware of its occurrence;

(f)	acceleration of payments: an Obligor does anything which causes or enables:
(i)	a payment under a Transaction Document to be accelerated (other than a voluntary prepayment); or

(ii)	a Transaction Document to be enforced, terminated or rescinded;
(g)	cross default: Financial Indebtedness of an Obligor other than under a Transaction Document exceeding an amount of $10,000:
(i)	is due and payable or is capable of being declared due and payable before the due date for payment; or

(ii)	is not paid when due or at the end of a period of grace which may apply, including, but not limited to, money payable under a Guarantee;
(h)	Security Interest: a Security Interest is enforceable against an asset of an Obligor;

(i)	Guarantee: a Guarantee is enforceable against an Obligor in an amount exceeding an amount of $10,000;

(j)	judgment: a judgment is obtained against:
(i)	the Borrower; or

(ii)	a Guarantor
other than, in each case, in relation to a Personal Asbestos Claim or a Marlew Claim;
(k)	insolvency event: an Insolvency Event occurs;

(l)	vitiation of Transaction Documents or AFFA:

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(i)	all or part of a provision of a Transaction Document or the AFFA is or becomes illegal, void, voidable, unenforceable or otherwise of limited force or effect;

(ii)	a person becomes entitled to terminate, rescind or avoid all or any material part or material provision of a Transaction Document or the AFFA;

(iii)	because of the operation of clause 6.4(a) of the AFFA, JHISE and the Performing Subsidiary cease (including temporarily) to be obliged to make payments under the AFFA;

(iv)	a person other than the Lender alleges or claims that an event as described in clause 11.2(l)(i) or 11.2(l)(iii) has occurred or that it is entitled as described in clause 11.2(l)(ii); or

(v)	the execution, delivery or performance of a Transaction Document by an Obligor, or of the AFFA by a party to it other than the Lender, breaches a law or Authorisation;
(m)	breach of Transaction Legislation: any person other than the State of New South Wales breaches a provision of the Transaction Legislation;

(n)	change in control: except where and to the extent that the Lender has given its prior written consent, there is a direct or indirect change in control of an Obligor having regard to legal or beneficial ownership of shares, voting rights, rights to receive income or capital or rights to appoint directors (for the avoidance of doubt this does not apply in relation to such a change of control of James Hardie Industries SE provided that such change of control does not constitute a breach of the AFFA or the Transaction Legislation);

(o)	breach of AFFA: a party to the AFFA other than the State of New South Wales breaches any provision of the AFFA;

(p)	legal challenge: any person challenges the legality, validity or enforceability of the Transaction Legislation (including the James Hardie Former Subsidiaries (Winding Up and Administration) Amendment Act 2009 (NSW)) or the AFFA (other than such a challenge that is frivolous or vexatious (in the opinion of the Lender acting in good faith after consultation with the Borrower) or that is withdrawn or dismissed within 10 Business Days);

(q)	Trust events of default: if, without the consent of the Lender, any of the following occurs in respect of a Trust:
(i)	the relevant Obligor ceases to be, or ceases to be the only, trustee of the Trust;

(ii)	an application is commenced or an order is made in any court for the removal of the relevant Obligor as the trustee of the Trust, for any property of the Trust to be administered by or under the control of the court or for accounts to be taken in relation to the Trust;

(iii)	the Trust’s capital is distributed (except as expressly permitted by the AFFA or the Transaction Legislation); or

(iv)	the relevant Obligor exercises any of its powers under the Trust Deed with the effect of prejudicing the Lender’s rights or its security under a Transaction Document.

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12 Guarantee
12.1	Guarantee

Each Guarantor jointly and severally and unconditionally and irrevocably guarantees to the Lender:
(a)	the payment to the Lender of the Amount Outstanding; and

(b)	the performance by the Borrower of its obligations under this document.
12.2	Payment
(a)	If the Amount Outstanding is not paid when due, each Guarantor must immediately on demand pay to the Lender the Amount Outstanding in the same manner and currency as the Amount Outstanding is required to be paid.

(b)	A demand under clause 12.2(a) may be made at any time and from time to time.
12.3	Securities for other money

The Lender may apply any amounts received by it or recovered under any:
(a)	Security; or

(b)	other document or agreement,
which is a security for any of the Amount Outstanding and any other money in the manner it determines, subject to any express provision of the Transaction Documents.
12.4	Amount of Amount Outstanding
(a)	This clause 12 applies to any amount which forms part of the Amount Outstanding from time to time.

(b)	The obligations of each Guarantor under this clause 12 extend to any increase in the Amount Outstanding as a result of:
(i)	any amendment, supplement, renewal or replacement of this document or any other Transaction Document; or

(ii)	the occurrence of any other thing.
(c)	Clause 12.4(b):
(i)	applies regardless of whether any Guarantor is aware of or consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which an Obligor and the Lender is a party or the occurrence of any other thing; and

(ii)	does not limit the obligations of any Guarantor under this clause 12.
12.5	Avoidance of payments
(a)	If any payment, conveyance, transfer or other transaction relating to or affecting the Amount Outstanding is:

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(i)	void, voidable or unenforceable in whole or in part; or

(ii)	claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part, the liability of each Guarantor under this clause 12 and any Power is the same as if:
(iii)	that payment, conveyance, transfer or transaction (or the void, voidable or unenforceable part of it); and

(iv)	any release, settlement or discharge made in reliance on any thing referred to in clause 12.5(a)(iii),

had not been made and each Guarantor must immediately take all action and sign all documents necessary or required by the Lender to restore to the Lender the benefit of this clause 12 and any Security Interest held by the Lender immediately before the payment, conveyance, transfer or transaction.
(b)	Clause 12.5(a) applies whether or not the Lender knew, or ought to have known, of anything referred to in clause 12.5(a).
12.6	No obligation to marshal

The Lender is not required to marshal or to enforce or apply under or appropriate, recover or exercise:
(a)	any Security Interest, Guarantee or Security or other document or agreement held, at any time, by or on behalf of the Lender; or

(b)	any money or asset which the Lender, at any time, holds or is entitled to receive.
12.7	Non-exercise of Guarantors’ rights

A Guarantor must not exercise any rights it may have inconsistent with this clause 12.
12.8	Principal and independent obligation
(a)	This clause 12 is:
(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security which the Lender may hold in respect of the Amount Outstanding or any obligations of the Borrower or any other person.
(b)	This clause 12 is enforceable against a Guarantor:
(i)	without first having recourse to any Security;

(ii)	whether or not the Lender has made demand on the Borrower (other than any demand specifically required to be given, or notice required to be issued, to a Guarantor under clause 12.2 or any other provision of a Transaction Document);

(iii)	whether or not the Lender has given notice to the Borrower or any other person in respect of any thing;

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(iv)	whether or not the Lender has taken any steps against the Borrower or any other person;

(v)	whether or not any Amount Outstanding is then due and payable; and

(vi)	despite the occurrence of any event described in clause 12.10.
12.9	Suspense account
(a)	The Lender may apply to the credit of an interest bearing suspense account any:
(i)	amounts received under this clause 12;

(ii)	dividends, distributions or other amounts received in respect of the Amount Outstanding in any liquidation; and

(iii)	other amounts received from a Guarantor, the Borrower or any other person in respect of the Amount Outstanding.
(b)	The Lender may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Amount Outstanding.
12.10	Unconditional nature of obligations
(a)	This clause 12 and the obligations of each Guarantor under this document are absolute, binding and unconditional in all circumstances, and are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:
(i)	the grant to the Borrower or any other person of any time, waiver, covenant not to sue or other indulgence;

(ii)	the release (including a release as part of any novation) or discharge of the Borrower or any other person;

(iii)	the cessation of the obligations, in whole or in part, of the Borrower or any other person under any Transaction Document or any other document or agreement;

(iv)	the liquidation of the Borrower or any other person;

(v)	any arrangement, composition or compromise entered into by the Lender, the Borrower or any other person;

(vi)	any Transaction Document or any other document or agreement being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(vii)	any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of any Transaction Document or any other document or agreement;

(viii)	any Security being given to the Lender by the Borrower or any other person;

(ix)	any alteration, amendment, variation, supplement, renewal or replacement of any Transaction Document or any other document or agreement;

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(x)	any moratorium or other suspension of any Power;

(xi)	the Lender, a Receiver or Attorney exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any Power;

(xii)	the Lender obtaining a judgment against the Borrower or any other person for the payment of any of the Amount Outstanding;

(xiii)	any transaction, agreement or arrangement that may take place with the Lender, the Borrower or any other person;

(xiv)	any payment to the Lender, a Receiver or Attorney, including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(xv)	any failure to give effective notice to the Borrower or any other person of any default under any Transaction Document or any other document or agreement;

(xvi)	any legal limitation, disability or incapacity of the Borrower or of any other person;

(xvii)	any breach of any Transaction Document or any other document or agreement;

(xviii)	the acceptance of the repudiation of, or termination of, any Transaction Document or any other document or agreement;

(xix)	any Amount Outstanding being irrecoverable for any reason;

(xx)	any disclaimer by the Borrower or any other person of any Transaction Document or any other document or agreement;

(xxi)	any assignment, novation, assumption or transfer of, or other dealing with, any Powers or any other rights or obligations under any Transaction Document or any other document or agreement;

(xxii)	any prejudice (including material prejudice) to any person as a result of any thing done or omitted by the Lender, the Borrower or any other person;

(xxiii)	any prejudice (including material prejudice) to any person as a result of the Lender, a Receiver, Attorney or any other person selling or realising any property the subject of a Security at less than the best price;

(xxiv)	any prejudice (including material prejudice) to any person as a result of any failure or neglect by the Lender, a Receiver, Attorney or any other person to recover the Amount Outstanding from the Borrower or by the realisation of any property the subject of a Security;

(xxv)	any prejudice (including material prejudice) to any person as a result of any other thing;

(xxvi)	the receipt by the Lender of any dividend, distribution or other payment in respect of any liquidation;

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(xxvii)	the failure of any other Guarantor or any other person who is intended to become a co-surety or co-indemnifier of that Guarantor to execute this document or any other document; or

(xxviii)	any other act, omission, matter or thing whether negligent or not.
(b)	Clause 12.10(a) applies irrespective of:
(i)	the consent or knowledge or lack of consent or knowledge, of the Lender, the Borrower or any other person of any event described in clause 12.10(a); or

(ii)	any rule of law or equity to the contrary.
12.11	No competition
(a)	Until the Amount Outstanding has been fully and finally paid and this clause 12 has been finally discharged, a Guarantor is not entitled to:
(i)	be subrogated to the Lender;

(ii)	claim or receive the benefit of any Security Interest, Guarantee or other document or agreement of which the Lender has the benefit;

(iii)	claim or receive the benefit of any moneys held by the Lender;

(iv)	claim or receive the benefit or any Power;

(v)	either directly or indirectly prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of the Borrower, except in accordance with clause 12.11(b);

(vi)	make a claim or exercise or enforce any right, power or remedy (including under a Security Interest or Guarantee or by way of contribution) against the Borrower;

(vii)	accept, procure the grant of or allow to exist any Security Interest in favour of a Guarantor from the Borrower;

(viii)	exercise or attempt to exercise any right of set-off against, or realise any Security Interest taken from, the Borrower; or

(ix)	raise any defence or counterclaim in reduction or discharge of its obligations under this clause 12.
(b)	If required by the Lender, a Guarantor must prove in any liquidation of the Borrower for all money owed to the Guarantor.

(c)	All money recovered by a Guarantor from any liquidation or under any Security Interest or Guarantee from the Borrower must be received and held in trust by the Guarantor for the Lender to the extent of the unsatisfied liability of the Guarantor under this clause 12.

(d)	A Guarantor must not do or seek, attempt or purport to do anything referred to in clause 12.11(a).

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12.12	Continuing guarantee

This clause 12 is a continuing obligation of each Guarantor, despite:
(a)	any settlement of account; or

(b)	the occurrence of any other thing,
and remains in full force and effect until:
(c)	all the Amount Outstanding has been finally paid in full and the Commitment has been cancelled in full; and

(d)	this clause 12 has been finally discharged.
12.13	Variation

This clause 12 extends to cover the Transaction Documents as amended, varied or replaced, whether with or without the consent of any one or more of the Guarantors, including any increase in the limit or maximum principal amount available under a Transaction Document.
13 Indemnities
13.1	General indemnity

The Borrower unconditionally and irrevocably indemnifies the Lender against any claim, loss, liability, cost or expense which the Lender pays or is liable for, arising directly or indirectly from:
(a)	the occurrence of any Default;

(b)	the Lender exercising its Powers consequent upon or arising out of the occurrence of any Default;

(c)	the non-exercise, attempted exercise, exercise or delay in the exercise of any Power;

(d)	any act or omission of an Obligor or any of its employees or agents;

(e)	the ownership of any Secured Property by an Obligor or any of its employees or agents;

(f)	any workers’ compensation claim by any employee of an Obligor;

(g)	any insurance policy in respect of any Secured Property;

(h)	any compulsory acquisition or statutory or judicial divestiture of any Secured Property; and

(i)	any other thing in respect of a Security or any Secured Property.
13.2	Continuing indemnities and survival of indemnities
(a)	Each indemnity contained in a Transaction Document is a continuing obligation despite a settlement of account or the occurrence of any other thing, and remains

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fully effective until all money owing, contingently or otherwise, under an indemnity has been finally paid in full.
(b)	Each indemnity contained in this document:
(i)	is an additional, separate and independent obligation and no one indemnity limits the generality of another indemnity; and

(ii)	survives the termination of this document.
13.3	Payment
It is not necessary for the Lender to incur an expense or make a payment before enforcing a right of indemnity under this document.
14 General
14.1	Notices
(a)	A notice or other communication given under this document including, but not limited to, a request, demand, consent or approval, to or by a party to this document:
(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies to the other under this clause:
(A)	if to the Lender:

Name: The NSW Treasury

Attention: Director Crown Asset and Liability Management Address: Level 27, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile: +61 2 9228 3210

With copies, if the NSW Government has appointed a Director or any Directors, to each such Director as notified to the Borrower from time to time by such Director;
(B)	if to an Obligor:

Address: Level 7, 233 Castlereagh Street, Sydney, NSW 2000 Attention: Chief Executive Officer Facsimile: +612 9277 6699;
(iii)	must be signed by an Authorised Officer; and

(iv)	is deemed to be received by the addressee in accordance with clause 14.1(b).
(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received:

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(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 3 Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time) it is deemed to be received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 14.1(b)(iii) and informs the sender that it is not legible.
     14.2 Governing law
     The laws of New South Wales govern this document.
     14.3 Jurisdiction
Each party irrevocably and unconditionally:

(a)	submits to the exclusive jurisdiction of the courts of New South Wales and any courts that may hear appeals from those courts;

(b)	waives any:
(i)	claim or objection based on absence of jurisdiction or inconvenient forum; or

(ii)	immunity in relation to this document in any jurisdiction for any reason; and
(c)	agrees that a document required to be served in proceedings about this document may be served:
(i)	under clause 14.1; or

(ii)	in any other way permitted by law.
     14.4 Invalidity
(a)	If a provision of this document or a right or remedy of a party under this document is invalid or unenforceable in a particular jurisdiction:
(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.
(b)	This clause is not limited by any other provision of this document in relation to severability, prohibition or enforceability.
     14.5 Amendments and Waivers
(a)	This document may be amended only by a written document signed by the parties.

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(b)	A waiver of a provision of this document or a right or remedy arising under this document, including this clause, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.
14.6	Cumulative rights

The rights and remedies of a party under this document do not exclude any other right or remedy provided by law.

14.7	Non-merger

No provision of this document merges on termination of this document, including the Warranties.

14.8	Further assurances

Each party must do all things necessary to give full effect to this document and the transactions contemplated by this document.

14.9	Supersedes previous agreements

This document supersedes all previous agreements about its subject matter.

14.10	Assignment
(a)	Subject to clause 14.10(b), no party can assign or otherwise transfer a Power, duty or obligation under this document or another Transaction Document.

(b)	The Lender may assign or otherwise transfer a Power, duty or obligation under a Transaction Document to a NSW Government Agency, or grant a participation or sub-participation in the benefit of a Transaction Document, without the consent of any Obligor.

(c)	A transfer under clause 14.10(b) which includes the transfer of obligations shall be effected by a substitution document which in the reasonable opinion of the Lender is in form and substance in accordance with normal lending practice and each Obligor authorises the Lender to execute that substitution document on its behalf provided that before the execution the Lender discloses to the Obligors the identity of the proposed transferee and delivers to the Obligors an executed counterpart of that document promptly after execution.

(d)	The Lender may disclose to a potential assignee, transferee, participant or sub-participant any information about the Obligors or the Transaction Documents as the Lender considers appropriate.

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     14.11 Consents
(a)	The Lender may give its consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless a Transaction Document provides otherwise.

(b)	The Lender may form an opinion or hold a considered view under a Transaction Document in its absolute discretion unless a Transaction Document provides otherwise.
     14.12 Counterparts
This document may be signed in any number of counterparts and all those counterparts together make one instrument.
14.13 Authorisations
For the avoidance of doubt, nothing in the Transaction Documents shall require or shall be regarded as requiring the Lender to grant, renew, make, vary, amend, cancel or suspend any Authorisation or law.
15 Limitation of liability
     15.1 Capacity
AICF enters into this document in its capacity as trustee of the Charitable Fund and in no other capacity. Subject to clause 15.4, each of the parties to this document acknowledges that the obligations, and any representations and warranties, of AICF under this document are incurred or given by AICF to the other parties in its capacity as trustee of the Charitable Fund.
15.2 Limitation of liability
(a)	Subject to clause 15.4, AICF is not liable to pay or satisfy any of its obligations under this document except out of the assets of the Charitable Fund out of which it is entitled to be indemnified as trustee. Subject to clause 15.4, any other party to this document may enforce its rights against AICF arising from non-performance of any obligation of AICF under this document only to the extent of AICF’s right of indemnity out of the assets of the Charitable Fund.

(b)	Subject to clause 15.4, if another party to this document does not recover all moneys owing to it arising from the non-performance of any obligation of AICF under this document by enforcing the rights referred to in clause 15.2(a), that party may not seek to recover the shortfall by:
(i)	bringing proceedings against AICF in its personal capacity;

(ii)	applying to have AICF wound up or proving in the winding up of AICF; or

(iii)	seeking to set off against the Borrower the relevant amount.
     15.3 Waiver of rights
Subject to clause 15.4, each party to this document (other than AICF) waives its rights against and releases AICF from any personal liability whatsoever, in respect of any loss or damage:

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(a)	which it may suffer as a result of any breach or non performance by AICF of any of its obligations under this document; and

(b)	which cannot be paid or satisfied out of the assets of the Charitable Fund.
15.4 Qualifications to limit
The limitations in clauses 15.1 to 15.3 do not apply to the extent that AICF’s right to be indemnified out of the assets of the Charitable Fund is reduced due to any fraud, negligence or breach of trust by AICF. In the event that AICF’s right of indemnity is so reduced, AICF will be liable both:
(a)	in its capacity as trustee of the Charitable Fund; and
(b)	in its personal capacity but then only to the extent of the total amount, if any, by which AICF’s right to be indemnified out of the assets of the Charitable Fund has been reduced by reason of the fraud, negligence or breach of trust by AICF.
15.5 Right of indemnity out of assets of the Charitable Fund
This clause 15 is not intended to limit any rights which AICF has to be indemnified out of the assets of the Charitable Fund.

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Schedule 1 — Dictionary
1 Dictionary
     In this document:
     Accounting Standards means:
(a)	the accounting standards approved under the Corporations Act and the requirements of that law about the preparation and content of accounts; and

(b)	generally accepted and consistently applied principles and practices in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a).
     Accounts means, for a particular period and person:
(a)	the profit and loss account for that period for that person; and

(b)	the balance sheet as at the end of that period for that person, together with any statements, reports and notes attached to them or intended to be read with them.
Advance means the principal amount advanced or to be advanced by the Lender to the Borrower in accordance with a Drawdown Notice, or the amount of the Advance that remains outstanding at any time (as applicable). For the avoidance of doubt, it includes any amount added to an Advance, or any amount added to an Advance that remains outstanding, (as applicable) pursuant to clause 4.3.
AFFA means the Amended and Restated Final Funding Agreement dated 21 November 2006 between the Borrower, James Hardie Industries SE, James Hardie 117 Pty Limited and the State of New South Wales (as amended by the AFFA Amending Deed and otherwise as amended from time to time).
AFFA Amending Deed means the deed entitled “Deed to amend the AFFA and facilitate the Authorised Loan Facility” dated on or about the date of this document between the parties to the AFFA.
Amount Outstanding means, at any time, all debts and monetary obligations of the Borrower to the Lender or for its account under a Transaction Document at the relevant time whether:
(a)	owed actually, contingently or prospectively;

(b)	owed as principal, agent, trustee, beneficiary, partner or in any other capacity;

(c)	owed as principal debtor or as surety;

(d)	the Borrower is liable alone or jointly or jointly and severally with another person;

(e)	owed to the Lender or its account as an original obligation or as a result of an assignment, transfer or other dealing, with or without the Borrower’s consent;

(f)	the obligation is owed or secured before or after the date of:

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(i)	this document; or

(ii)	an assignment of this document or any other Transaction Document.
Annual Payment has the meaning given in the AFFA.
Approved Purpose means payment of those liabilities described in paragraphs (a), (b), (c), (e) and (g) of the definition of “Payable Liability” in the AFFA.
Attorney means an attorney appointed under a Transaction Document.
Authorisation includes:
(a)	a consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

(b)	in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action.
     Authorised Officer means:
(a)	in relation to an Obligor, a director or company secretary of the Obligor; or

(b)	in relation to the Lender, any person who holds the position (or is acting in the position) of Director Crown Asset and Liability Management or Deputy Secretary Budget and Financial Management Directorate, or any other person notified to the Borrower by the Lender in writing as being an “Authorised Officer” for the purpose of the Transaction Documents.
Availability Period means the period starting on the date of this document and ending on the earlier to occur of:
(a)	the tenth anniversary of the date of this document; and

(b)	the date when the Commitment is cancelled in full.
Available Proceeds means, for a Period, the amounts available to the Obligors on a consolidated basis in that Period to meet liabilities falling within the Approved Purpose payable in that Period (including the proceeds of any Insurance Policy or any claim under any Insurance Policy and each Annual Payment) except to the extent that any such proceeds of any Insurance Policy or any claim under any Insurance Policy have been included in the schedule of calculations of the Shortfall Amount for that Period delivered to and approved by the Lender under clause 3.3(f) as funds available to the Obligors during that Period.
Base Rate means, for an Advance for an Interest Period, the rate certified by the Lender to be its cost of funds for the Advance for the Interest Period calculated with reference to:
(a)	to the extent that the Lender’s source of funding for the Advance for an Interest Period is from the Commonwealth of Australia, the cost of the Lender’s borrowings from the Commonwealth of Australia for the purpose of funding the Advance, being calculated with reference to the Commonwealth Treasury fixed coupon bond rate for a period determined as appropriate by the Commonwealth of Australia; and

(b)	to the extent that the Lender’s source of funding for the Advance for an Interest Period is not from the Commonwealth of Australia :

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(i)	during the period from (and including) the first Drawdown Date to (but excluding) 1 May 2020:
(A)	to the extent that the Advance falls within the first $160,000,000 of Advances made from such a funding source, the rate calculated as at the first Drawdown Date as a yield per cent per annum and published on the official website of New South Wales Treasury Corporation as “Y-Day Close” for that date, in respect of New South Wales Treasury Corporation’s 6% 1/05/2020 Benchmark Bonds; and

(B)	to the extent that the Advance falls outside the first $160,000,000 of Advances made from such a funding source, the rate calculated as at the date determined by the Lender as the relevant date as a yield per cent per annum and published on the official website of New South Wales Treasury Corporation as “Y-Day Close” for that date, in respect of New South Wales Treasury Corporation’s 6% 1/05/2020 Benchmark Bonds (or, if those Bonds are no longer on issue, such other source of funding for the Facility determined by the Lender in good faith to be used to replace those Bonds); and
(ii)	during the period from (and including) 1 May 2020 (2020 Date) until the Amount Outstanding has been paid or repaid in full:
(A)	to the extent that the Advance is an amount other than interest capitalised on or after the 2020 Date, the rate calculated as at that date as; and

(B)	to the extent that the Advance is an amount that is interest capitalised on a date (Capitalisation Date) on or after the 2020 Date, the rate calculated as at the Capitalisation Date for that amount as, a yield per cent per annum and published on the official website of New South Wales Treasury Corporation as “Y-Day Close” for the 2020 Date or the relevant Capitalisation Date (as the case may be) in respect of New South Wales Treasury Corporation Bonds on issue at that date and maturing in 2030 and if more than one series of such Bonds are then on issue, such series maturing on such date in 2030 and carrying such coupon rate as nominated by the Lender (or, if there are no such Bonds maturing in 2030 on issue on 1 May 2020, such other source of funding for the Facility determined by the Lender in good faith).
     Under this paragraph (b):
(A)	for the avoidance of doubt, the Lender’s source of funding for any part of an Advance which comprises capitalised interest is not from the Commonwealth of Australia;

(B)	the Lender’s cost of funds for an Advance for an Interest Period shall include any Commonwealth Government Guarantee fee payable in respect of any relevant Bonds or other source of funding; and

(C)	if for any reason for a particular day the “Y-Day Close” yield rate for any relevant Bonds is not so displayed or the basis on which that rate is so displayed is changed and in the opinion of the Lender it ceases to reflect the Lender’s cost of funds to the same extent as at the date of this document, then the Base Rate will be the rate determined by the Lender to be its cost of funds for the Advance for the Interest Period.

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Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth).
Business Day means a day on which banks are open for business excluding Saturdays, Sundays or public holidays in Sydney.
Charitable Fund has the meaning given in the AFFA.
Cleared Funds means money that is immediately available to, and freely transferable by, the recipient.
Commitment means the maximum amount agreed to be provided by the Lender under the Facility, being the Initial Commitment as reduced or cancelled or increased in accordance with this document.
Corporations Act means Corporations Act 2001 (Cth).
Default means an Event of Default or a Potential Event of Default.
Dollars, $ or A$ means the lawful currency of the Commonwealth of Australia.
Drawdown Date means the date on which an Advance is made, or is to be made, to the Borrower under this document.
Drawdown Notice means a notice given under clause 3 in the form of Schedule 3.
Event of Default means an event listed in clause 11.2.
Facility means the cash advance facility provided under clause 2.
Final Repayment Date means 1 November 2030.
Financial Indebtedness means any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:
(a)	Bill, bond, debenture, note or similar instrument;

(b)	acceptance, endorsement or discounting arrangement;

(c)	Guarantee;

(d)	finance or capital Lease;

(e)	agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;

(f)	obligation to deliver goods or provide services paid for in advance by any financier;

(g)	agreement for the payment of capital or premium on the redemption of any preference shares; or

(h)	swap, option, forward or other hedge or derivative agreement or arrangement of any kind relating to interest rates, exchange rates, commodities, indices or assets (and, when calculating the liability in connection with any such derivative transaction, only the marked to market value is taken into account unless the derivative transaction has been terminated or closed-out, in which case the liability is the termination amount or close out amount for the derivative transaction);
and irrespective of whether the debt or liability:

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(i)	is present or future;

(ii)	is actual, prospective, contingent or otherwise;

(iii)	is at any time ascertained or unascertained;

(iv)	is owed or incurred alone or severally or jointly or both with any other person; or

(v)	comprises any combination of the above.
Financial Year has the meaning given in the AFFA.
First Period has the meaning given in the definition of Period.
GST means goods and services tax under the GST Law.
GST Law has the same meaning as in A New Tax System (Goods and Services Tax) Act 1999.
Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.
Guarantee means a guarantee, indemnity, letter of credit, letter of comfort or other assurance or assumption of responsibility given at any time for a debt or liability of another person or the solvency or financial condition of that person.
Guarantor means each of:
(a)	ABN 60;

(b)	Amaca; and

(c)	Amaba.
Initial Commitment means $320,000,000.
Insolvency Event means the occurrence of any one or more of the following events in relation to an Obligor, other than any such event that occurs pursuant to the Transaction Legislation:
(a)	an application is made to a court for an order that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, and the application is not withdrawn, struck out or dismissed within 14 days of it being made;

(b)	a liquidator or provisional liquidator is appointed;

(c)	an administrator or a Controller is appointed to any of its assets;

(d)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors;

(e)	it proposes a winding-up or dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

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(f)	other than in respect of a Guarantor, it is insolvent as disclosed in its accounts, or otherwise states that it is insolvent, or it is presumed to be insolvent under an applicable law;

(g)	it becomes an Insolvent under Administration or action is taken which could result in that event;

(h)	it is taken to have failed to comply with a statutory demand as a result of section 459F(1) of the Corporations Act;

(i)	a notice is issued under sections 601AA or 601AB of the Corporations Act;

(j)	a writ of execution is levied against it or its property;

(k)	it ceases to carry on business or threatens to do so; or

(l)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the above clauses of this definition.
Insurance Policy means an insurance policy details of which are set out in Schedule 5.
Interest Payment Date means, in relation to an Advance, the last day of an Interest Period.
Interest Period means, in relation to an Advance, an interest period determined for that Advance under clause 4.2.
Lease means a lease, charter, hire purchase, hiring agreement or any other agreement under which any property is or may be used or operated by a person other than the owner.
Loan means, at any time, the total of all outstanding Advances at that time.
Loss means any loss, liability, damage, claim, and all related costs, expenses outgoings or payments (including any and all legal fees and costs of investigation, litigation, settlement, judgment, appeal, interest and penalties).
Marlew Claims has the meaning given in the AFFA.
NSW Government Agency means a governmental, semi-governmental, administrative or fiscal body, department, commission, authority, tribunal, agency or entity owned or controlled by the State of New South Wales.
Obligor means each of the Borrower and each Guarantor.
Period means each period during the life of the Facility from and including a Review Date to but excluding the immediately following Review Date except that:
(a)	in the case of the first Period during the life of the Facility, it shall be the period from the first Drawdown Date to but excluding the immediately following Review Date (First Period); and

(b)	in the case of the last Period during the life of the Facility, it shall be the period from the last Review Date during the life of the Facility to and including the date on which the Amount Outstanding is finally repaid in full.
Permitted Security Interest means:

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(a)	a Security Interest arising by operation of law in the ordinary course of business securing money owing for goods or services which is not yet due and payable; or

(b)	a Security Interest in favour of the Lender;

(c)	a Security Interest created with the prior written consent of the Lender; or

(d)	a lien held by an Obligor over the property of the Trust of which that Obligor is the trustee in respect of that Obligor’s right to be indemnified out of the property of the relevant Trust.
Personal Asbestos Claims has the meaning given in the AFFA.
Potential Event of Default means any thing which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the satisfaction or non-satisfaction of any condition, or any combination of the above.
Power means a power, right, authority, discretion or remedy which is conferred on the Lender or a Receiver or Attorney:
(a) by a Transaction Document; or
(b) by law in relation to a Transaction Document.
Receiver means a receiver or receiver and manager appointed under a Transaction Document and if more than one, then each of them, and also any servant, agent or delegate of any of them.
Review Date means each “Payment Date” under and as defined in the AFFA.
Secured Property means the property subject to a Security.
Security means:
(a)	the fixed and floating charge dated on or about the date of this document; and

(b)	each other Guarantee, Security Interest or other document or agreement entered into by any person to secure the Amount Outstanding.
Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including without limitation under a bill of sale, mortgage, charge, lien, pledge, trust, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.
Shortfall Amount means, for a Period, the amount calculated near the commencement of that Period by the Borrower (and approved by the Lender acting reasonably) to be the amount by which, on a consolidated basis, the cash funds projected to be available to the Obligors in that Period will fall short of 110% of the projected aggregate amount of both their ongoing operating expenses and expected payments of Personal Asbestos Claims and Marlew Claims in that Period. For the avoidance of doubt, if for a Period there is no such projected cash shortfall or if there is a projected cash surplus, the Shortfall Amount for that Period shall be nil.
Tax means a tax, levy, charge, impost, fee, deduction, withholding or duty of any nature, including, without limitation, stamp and transaction duty or any goods and services tax, (including GST), value added tax or consumption tax, which is imposed or collected by a Government Agency, except where the context requires otherwise. This includes, but is

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not limited to, any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts.
Transaction Document means:
(a)	this document;

(b)	a Security;

(c)	any document that amends, varies or is given or entered into under or in relation to a Transaction Document; or

(d)	any document which the parties agree in writing to be a Transaction Document for the purpose of this definition.
Transaction Legislation has the meaning given in the AFFA.
Trust means, in respect of an Obligor, any trust (whether or not disclosed to the Lender) in respect of which the Obligor enters into a Transaction Document as trustee.
Trust Deed means, in respect of a Trust and the relevant Obligor trustee, any document establishing or evidencing the Trust and includes, in respect of the Charitable Fund, the “Trust Deed” under and as defined in the AFFA.
Undrawn Commitment means, at any time, the Commitment less:
(a)	the Loan; and

(b)	any amounts included in the schedule of calculations for the Shortfall Amount delivered to and approved by the Lender under clause 3.3(f) in respect of the Period current at that time as representing proceeds of any Insurance Policy or any claim under any Insurance Policy projected to be available to the Obligors on a consolidated basis during that Period.
Uplift Amount is defined in clause 2.5.
Valuation means, in respect of a Review Date, the net present value of forecast recoveries from the Insurance Policies current on the Review Date (as taken into account in determining the Discounted Central Estimate) as stated in the most recent Annual Actuarial Report (or as confirmed or certified (as the case may be) by the Approved Actuary in the manner contemplated by clause 3.3(h)) or, if the Lender so determines, a higher amount determined by the Lender after consultation with the Borrower..
Warranties means the warranties set out in Schedule 4.
2 Interpretation
In this document the following rules of interpretation apply unless the contrary intention appears.

(a)	headings are for convenience only and do not affect the interpretation of this document;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

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(d)	where a word or phrase is given a particular meaning, other capitalised parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation;

(f)	a reference to:
(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(iii)	a party includes its successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this document;

(vi)	this document includes all schedules and attachments to it;

(vii)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced;

(viii)	an agreement other than this document includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;
(g)	an agreement on the part of two or more persons binds them jointly and severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the preceding Business Day;

(i)	in determining the time of day where relevant to this document, the relevant time of day is:
(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this document, the time of day in the place where the party required to perform an obligation is located; and

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this document or any part of it.

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Schedule 2 —
Condition precedent certificate
     To: The State of New South Wales (Lender)
This Condition Precedent Certificate is given on [insert date] under clause 3 of the AICF Facility Agreement (Facility Agreement) dated [insert date] 2010 between the Lender and Asbestos Injuries Compensation Fund Limited ACN 117 363 461 in its capacity as trustee of the Charitable Fund established under a trust deed dated 7 April 2006 (as amended and restated) between it as trustee and James Hardie Industries SE as settlor and others.
A term defined in the Facility Agreement has the same meaning in this condition precedent certificate.
I [insert name] am a [director/company secretary] of [insert name of Obligor] (Company). I certify as follows:
Attached to this Certificate are true, complete and up to date copies of each of the following:
(a)	the certificate of [incorporation/registration] and constitution of the Company (marked “A”);

(b)	an extract of minutes (marked “B”) of a duly convened meeting of the directors of the Company:
(i)	approving execution of each Transaction Document to which it is a party [and the granting of the powers of attorney referred to in clause 1.1(c) below]; and

(ii)	acknowledging that each Transaction Document to which it is a party is in the best interests, for the corporate benefit and for a proper purpose of the Company and is for a proper purpose of and to further the purposes of any trust (and the beneficiaries of that trust, as applicable) of which it acts as trustee (if applicable),

(iii)	which minutes are fully effective and have not been varied or revoked;
(c)	[a signed power of attorney (marked “C”) under which the Company validly signs the Transaction Documents to which it is a party, which power of attorney is fully effective and has not been varied or revoked;]

(d)	if a trustee, all of the documents (marked “D”) which constitute the terms of the trusts of which the Company is trustee.
Signed
___________________________
Director/Company Secretary

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Schedule 3 — Drawdown notice
To [insert name of Lender]
Dear Sirs
AICF Facility Agreement dated [insert date] 2010 (Facility Agreement)
The Borrower gives notice that it intends to drawdown an Advance on [insert date]. Terms defined in the Facility Agreement have the same meaning in this notice.
Amount of Advance: The amount of the Advance is $[insert amount].
Drawdown Date: The proposed Drawdown Date is [insert date].
Proceeds of Drawing: Please pay the proceeds of drawing to the SPF’s (as defined in the Transaction Legislation) bank account [insert details].
Interest Periods: Subject to clause 4.2 of the Facility Agreement, the first Interest Period will be one month ending on [insert date].
Representations and Warranties: The Borrower represents and warrants that:
(a)	the proceeds of the Advance will only be used for an Approved Purpose;

(b)	each Warranty remains correct, repeated with reference to the facts and circumstances existing at the date of this notice; and

(c)	no Event of Default has occurred which remains unremedied or which has not been waived in writing, or will occur as a result of the drawdown.

Signed for and on behalf of [ ]
in accordance with section 127 of
the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

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Schedule 4 — Warranties
(a)	incorporation or registration: It is a corporation with limited liability and it is incorporated or taken to be incorporated or registered and validly existing under the Corporations Act.

(b)	authority: It has taken all necessary action to authorise the signing, delivery and performance of the Transaction Documents and the documents required under them in accordance with their respective terms.

(c)	power: It has power to enter into the Transaction Documents and perform its obligations under them and can do so without the consent of any other person.

(d)	binding: The Transaction Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their terms subject to any registration if required and except to the extent limited by equitable principles, statutes of limitation and applicable laws affecting creditors’ rights generally.

(e)	permitted transactions: The execution of the Transaction Documents and the performance by it of its obligations or the exercise of its rights under the Transaction Documents does not:
(i)	contravene its constitution;

(ii)	contravene a law or Authorisation;

(iii)	contravene an agreement or obligation binding on it or applicable to its assets, revenues or business;

(iv)	exceed any limits on its powers or the powers of its directors;

(v)	result in the creation of a Security Interest over its assets, revenues or business other than in favour of the Lender;

(vi)	result in the acceleration or cancellation of an agreement or obligation relating to indebtedness;

(vii)	involve an act, matter or thing which constitutes an event of default or prepayment, cancellation or similar event under an agreement or obligation about indebtedness, or which would constitute an event of that kind with the giving of notice, passing of time or the fulfilment of any other condition.
(f)	no Security Interest: No Security Interest exists over any of its assets, revenues or business other than a Permitted Security Interest.

(g)	compliance: It has complied with the Transaction Legislation, the AFFA (in the case of the Borrower) and the Trust Deed (in the case of the Borrower) and with all other applicable laws.

(h)	registration: It is not necessary that a Transaction Document or another document be filed or registered with a Government Agency to ensure:
(i)	that the Transaction Documents are valid, enforceable or admissible in evidence in a relevant jurisdiction; or

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(ii)	that each Transaction Document which is a Security Interest has the priority intended on the face of the document,

(iii)	other than the registration of each Security with ASIC;
(i)	no litigation: There is no litigation, arbitration, administrative procedure or other dispute resolution procedure taking place, pending or threatened against it or any of its assets which would prevent it from carrying on all of its business or a substantial part of its business if it was successful (except, in the case of a Guarantor, for any litigation, arbitration, administrative procedure or other dispute resolution procedure in relation to a Personal Asbestos Claim or a Marlew Claim).

(j)	accounts: any Accounts delivered to the Lender under this document:
(i)	were prepared in accordance with Accounting Standards; and

(ii)	in the case of the Accounts of each Obligor (other than the Borrower), show a true and fair view of its financial position as at the end of the financial period to which they relate and the results of its operations for that period; and

(iii)	in the case of the consolidated Accounts for the Compensation Funds and their Controlled Entities, show a true and fair view of the financial position of the Compensation Funds and their Controlled Entities as at the end of the financial period to which they relate and the results of their operations for that period.
(b)	information accurate: All the information which it has given to the Lender is, on the date it was given, true in all material respects and is, on the date on which it was given, not by omission or otherwise, misleading in a material respect.

(c)	not a trustee: It is not a trustee of any trust (other than as previously disclosed to the Lender by the Obligors in writing).

(d)	completeness: There is no fact known to it which materially adversely affects its assets or financial condition which it has not disclosed in writing to the Lender.

(e)	no immunity: Subject to any contrary provision of the Transaction Legislation, it does not, and its assets do not, enjoy immunity from any suit or execution.

(f)	Taxes: It has complied with all laws relating to Tax in all applicable jurisdictions and it has paid all Taxes due and payable by it.

(g)	(trust warranties) if it is trustee of a Trust, then other than as expressly permitted by the AFFA or the Transaction Legislation:
(i)	a true and complete copy of the Trust Deed has been provided to the Lender and discloses all the terms of the Trust which have not been revoked or varied in any way;

(ii)	the Trust Deed has been duly executed and duly stamped in accordance with the laws of each State and Territory of Australia;

(iii)	the Trust Deed and its constituent documents give it power:
(A)	to carry on all of the business activities now conducted by it; and

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(B)	to enter into and comply with its obligations under, and to carry on the transactions contemplated by, the Transaction Documents to which it is a party;
(iv)	all necessary resolutions have been duly passed and all consents have been obtained and all other procedural matters have been attended to as required by the Trust Deed, any other document or any law for the entry into, observance and performance by it of its obligations under the Transaction Documents to which it is a party;

(v)	each of its obligations under the Transaction Documents to which it is a party constitutes a binding obligation and is completely and lawfully enforceable against its and the Trust’s property in accordance with its terms subject to laws and defences affecting creditors’ rights generally and the availability of equitable remedies;

(vi)	it is the only trustee of the Trust;

(vii)	no property of the Trust has been re-settled, set aside or transferred to any other trust or settlement;

(viii)	the Trust has not been terminated, nor has the date or any event for the vesting of the Trust’s property occurred;

(ix)	no determination has been made to distribute the Trust’s property (except as expressly permitted by the AFFA or the Transaction Legislation);

(x)	there is no conflict of interest on the Obligor’s part in entering into the Transaction Documents to which it is a party and complying with its obligations under them;

(xi)	it has an unrestricted right to be fully indemnified out of the Trust’s property in respect of any losses or liabilities incurred by it under or in connection with the Transaction Documents to which it is a party and the Trust’s property is sufficient to satisfy that right of indemnity;

(xii)	it has complied with its obligations in connection with the Trust and, to its knowledge after due enquiry, no one has alleged that it has not so complied;

(xiii)	the Lender’s rights under the Transaction Documents rank in priority to the rights of the beneficiaries or unitholders of the Trust (if any);

(xiv)	the Trust Deed complies with all applicable laws in all material respects; and

(xv)	the execution of the Transaction Documents and the compliance by the Obligor with its obligations under it are for a proper purpose of and to further the purposes of the Trust.

Gilbert + Tobin	Schedule 4 | page | 41

Schedule 5 — Insurance Policies

page | 42

Execution page

Executed as an agreement.

Signed by Asbestos Injuries Compensation Fund Limited by:

/s/ J Marchione	/s/ D Booth

Signature of director	Signature of secretary

JOANNE MARCHIONE	DALLAS BOOTH

Name of director (print)	Name of secretary (print)

Signed for ABN 60 Pty Limited under power of attorney in the presence of:

/s/ H D Nguyen	/s/ D Booth

Signature of witness	Signature of attorney

HAI DANG NGUYEN	DALLAS BOOTH

Name of witness (print)	Name of attorney (print)

Signed by Amaca Pty Ltd by:

/s/ J Marchione	/s/ D Booth

Signature of director	Signature of secretary

JOANNE MARCHIONE	DALLAS BOOTH

Name of director (print)	Name of secretary (print)

Gilbert + Tobin	Execution | page | 43

Signed by Amaba Pty Ltd by:

/s/ J Marchione	/s/ D Booth

Signature of director	Signature of secretary

JOANNE MARCHIONE	DALLAS BOOTH

Name of director (print)	Name of secretary (print)

SIGNED by The Honourable Eric	)
Michael Roozendaal MLC, Treasurer of	)
New South Wales for the STATE OF NEW	)
SOUTH WALES in the presence of:	)
/s/ L Sanderson	)	/s/ E Roozendaal
)
Signature of witness	)	Signature
)
LEIGH RAE SANDERSON	)	Treasurer of New South Wales
)
Name of witness (block letters))
)
)
)
)
)
)
)
)

Gilbert + Tobin	Execution | page | 44